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                                                                      EXHIBIT 12



                          AMERICAN PREMIER GROUP, INC.


               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)



                                                          YEAR ENDED               NINE MONTHS ENDED
                                                      DECEMBER 31, 1993            SEPTEMBER 30, 1994
                                                   -----------------------      -----------------------
                                                                    NEW                          NEW
                                                   HISTORICAL    AMERICAN       HISTORICAL    AMERICAN
                                                   AMERICAN       PREMIER       AMERICAN       PREMIER
                                                   PREMIER       PRO FORMA      PREMIER       PRO FORMA
                                                   ----------   ----------      ----------   ----------
Earnings from continuing operations, before
  income taxes...................................   $190.1        $ 319.2        $ 16.4        $ 128.3
Undistributed losses (earnings) of equity
  investees......................................       --           53.7            --           17.9
Minority interest in subsidiaries with fixed
  charges........................................       --           17.8            --            5.9
Interest and debt expense........................     62.8          123.2          39.9           66.5
Preferred dividend requirements of
  subsidiaries...................................       --           26.1            --           19.5
One-third of rent expense........................      4.4            9.1           3.3            6.8
                                                    ------        -------        ------        -------
Earnings before fixed charges....................   $257.3        $ 549.1        $ 59.6        $ 244.9
                                                    ======        =======        ======        =======
Fixed Charges:
  Interest and debt expense......................   $ 62.8        $ 123.2        $ 39.9        $  66.5
  Preferred dividend requirements of
     subsidiaries................................       --           26.1            --           19.5
  One-third of rent expense......................      4.4            9.1           3.3            6.8
                                                    ------        -------        ------        -------
          Total fixed charges....................   $ 67.2        $ 158.4        $ 43.2        $  92.8
                                                    ======        =======        ======        =======
          Ratio of Earnings to Fixed Charges.....      3.8            3.5           1.4            2.6
                                                    ======        =======        ======        =======
Computation of Supplemental Ratio of Earnings to
  Fixed Charges:
Earnings before fixed charges per above..........   $257.3        $ 549.1        $ 59.6        $ 244.9
Add (deduct) realized losses (gains).............    (81.7)        (212.8)         74.9           56.3
                                                    ------        -------        ------        -------
                                                    $175.6        $ 336.3        $134.5        $ 301.2
                                                    ======        =======        ======        =======
Fixed charges per above..........................   $ 67.2        $ 158.4        $ 43.2        $  92.8
                                                    ======        =======        ======        =======
Supplemental ratio of earnings to fixed
  charges........................................      2.6            2.1           3.1            3.2
                                                    ======        =======        ======        =======
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